Exhibit 99.1

LightPath closes deal for Equipment Financing

LightPath Technologies Signs Loan Agreement to Purchase Equipment for New Product Development and Process Improvement Efforts

(January 12, 2006) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH - News),

LightPath Technologies recently signed a four-year loan agreement with Regenmacher Holdings, Ltd. The secured loan facility, which carries an interest rate of 1% over the prime rate, provides financing of up to $500,000 for the purchase of equipment. LightPath Technologies intends to utilize the funds for the purchase of equipment in support of its new product development, metrology and product cost reduction efforts.

"LightPath is pleased to have obtained this loan facility from Regenmacher Holdings. In addition to the benefit of the reasonable financing terms, the loan facility will allow us to better match our investments with the timing of the anticipated returns," said Ken Brizel, CEO and President of LightPath. "The equipment will support our development efforts in the Blu-ray and recently announced LWIR product areas as well as aiding our activities in production cost improvements."

LightPath manufactures optical products, including precision molded aspheric optics, GRADIUM(R) glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the symbol "LPTH" Investors are encouraged to go to LightPath's website for additional financial information.

Contact: Rob Burrows, CFO

LightPath Technologies, Inc. (407) 382-4003

Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.